Exhibit 99.1

Codorus Valley Bancorp, Inc.

Completes Partial Redemption of Preferred Stock

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (May 30, 2014)

Codorus Valley Bancorp, Inc. (“Company”) announced today that it redeemed $13 million of the $25 million in outstanding shares of its Senior Non-cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) that had been issued to the United States Department of the Treasury pursuant to the Treasury’s Small Business Lending Fund Program (“Program”). The redemption was funded primarily with the approximately $13 million the Company raised in a private placement of shares of its common stock in March of this year.

President and CEO Larry J. Miller commented, “We are pleased to have received all of the regulatory approvals required to complete the partial redemption and to further our capital strategy to, over time, redeem the remaining 12,000 shares of Series B Preferred Stock and exit the Treasury’s Program.”

About Codorus Valley Bancorp, Inc. and

PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com. The Company’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519

Forward-looking statements

Except for historical information contained herein, the matters discussed in this Press Release are forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: receipt of regulatory approval necessary to effectuate the redemption of outstanding shares of preferred stock, credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

End.

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519